Exhibit 10.1

ASSET PURCHASE AGREEMENT by and among PeriShip Global LLC, VerifyMe, Inc., PeriShip, LLC, and Luciano Morra

Dated April 22, 2022

Table of Contents

Article I. THE TRANSACTION		4
1.1	Purchase and Sale of Acquired Assets	4
1.2	Purchase Price	9
1.3	Closing Statement; Adjustment	10
Article II. CLOSING		12
2.1	Closing Date	12
2.2	Closing Deliveries	12
Article III. REPRESENTATIONS AND WARRANTIES OF SELLER AND FOUNDER		15
3.1	Organization	15
3.2	Authority	15
3.3	No Conflict	15
3.4	Capitalization; Title to Membership Interests	15
3.5	Subsidiaries	16
3.6	Financial Statements; Undisclosed Liabilities	16
3.7	Absence of Certain Changes or Events	17
3.8	Title, Condition and Sufficiency of Assets	18
3.9	Real Property	19
3.10	Accounts Receivable	20
3.11	Intellectual Property; IT Systems	21
3.12	Material Contracts	22
3.13	Consents	24
3.14	Litigation	24
3.15	Compliance with Laws; Permits; Data Security	24
3.16	Environmental Matters	24
3.17	Employee Benefit Matters	26
3.18	Taxes	28
3.19	Anti-Corruption Laws	30
3.20	Employee Relations	30
3.21	Transactions with Related Parties	32
3.22	Insurance	32
3.23	Brokers	32
3.24	Relationship with Significant Customers	33
3.25	Relationship with Significant Suppliers and Vendors	33
Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		33
4.1	Organization	33
4.2	Authority	34
4.3	No Conflict	34
4.4	Consents	34
4.5	Brokers	35
4.6	Sufficiency of Funds; Ability to Satisfy Obligations	35
Article V. COVENANTS		35
5.1	Name Change	35

5.2	Confidentiality	35
5.3	Non-Compete	35
5.4	Non-Disparagement	36
5.5	Employee Matters	36
5.6	Further Assurances	38
5.7	Preparation of Audited Financial Statements	38
5.8	Benefit Plan Transition	39
5.9	Qualified Retirement Plans	39
5.10	Parent Guarantee	39
5.11	Stockholder Solicitation	39
Article VI. Tax Matters		40
6.1	Allocation	40
6.2	Transfer Taxes	40
6.3	Wage Reporting	40
6.4	Cooperation on Tax Matters	40
Article VII. SURVIVAL AND INDEMNIFICATION		41
7.1	Survival	41
7.2	General Indemnification	41
7.3	Process for Indemnification	43
7.4	Mitigation	44
7.5	Right of Offset	44
7.6	Tax Treatment	44
7.7	Release	44
7.8	Exclusive Remedy and Source of Indemnification	45
Article VIII. MISCELLANEOUS		45
8.1	Interpretive Provisions	45
8.2	Entire Agreement	45
8.3	Successors and Assigns	45
8.4	Headings	45
8.5	Modification and Waiver	46
8.6	Expenses	46
8.7	Notices	46
8.8	Governing Law; Consent to Jurisdiction	47
8.9	Public Announcements	47
8.10	No Third Party Beneficiaries	47
8.11	Counterparts	48
8.12	Delivery by Facsimile and Email	48
Article IX. CERTAIN DEFINITIONS		48
9.1	Defined Terms	48
9.2	Other Definitions	55

Exhibit A	Form of Bill of Sale; Assignment and Assumption Agreement
Exhibit B	Form of Seller’s Note
Exhibit C	Form of Transition Services Agreement
Exhibit D	Employment Agreements

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2022, by and among PeriShip Global LLC, a Delaware limited liability company (“Buyer”), Buyer’s parent entity, VerifyMe, Inc., a Nevada corporation (“Parent”), PeriShip, LLC, a Connecticut limited liability company taxed as an S-corporation (“Seller”) and Luciano Morra (“Founder”).

RECITALS

A.             Seller operates a business specializing in transit management and operational oversight of time and temperature shipments to businesses and consumers.

B.             Upon the terms and subject to the conditions set forth herein, Seller proposes to sell and transfer, and Buyer proposes to buy and assume, those assets and liabilities specifically set forth herein, in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.
THE TRANSACTION

1.1            Purchase and Sale of Acquired Assets.

(a)             Purchase and Sale of Acquired Assets. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, short-term or long-term of every kind and description, wherever located and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books of account or financial statements, excluding only the Excluded Assets (the foregoing collectively, the “Acquired Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances, including all of the following:

(i)       all trade and other notes and accounts receivable, advance payments, deposits (including customer deposits), prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund;

(ii)       all inventory of raw materials, work in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on Seller’s books of account, in each case with any transferable warranty and service rights of Seller with respect to such Acquired Assets;

(iii)       all personal property and interests therein, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, tooling, furniture, furnishings, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and software and related documentation (including any source code or systems documentation associated therewith), stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any transferable warranty and service rights of Seller with respect to such Acquired Assets;

(iv)       all rights under the Contracts set forth on Schedule 1.1(a)(iv) (the “Assumed Contracts”);

(v)        telephone and fax numbers, including the ones identified on Schedule 1.1(a)(v);

(vi)       all books and records, except as specifically provided by Section 1.1(b)(v);

(vii)       all Tax Returns to the extent of, or to the extent maintained for, the Acquired Assets, but excluding any such items if (A) they are included in, or to the extent related to, any Excluded Assets or Retained Liabilities or (B) any Law prohibits their transfer;

(viii)       any claims or causes of action of Seller (except those claims or causes of action that are specifically related to and arise in connection with the Retained Liabilities) against any third party relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(ix)       all trademarks, service marks and trade names of Seller (including the trademarks and trade names “PeriShip”) and any logos, designs, symbols, trade dress or other source indicators associated therewith, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, all business goodwill associated therewith and any applications therefor or registrations thereof, and any other forms of technology, intangibles, know-how, Intellectual Property or industrial property rights, including any patents, trade secrets, proprietary manufacturing processes, copyrights, rights of publicity, and any licenses, consents or other agreements relating thereto;

(x)        any Permits to the extent their transfer is permitted by applicable Law;

(xi)       all of Seller’s intangible assets related to the Business, including Seller’s goodwill related to the Business;

(xii)       all lists, documents, records and information, in all formats (tangible and intangible) used by Seller and its Affiliates in connection with or otherwise related to the Business, concerning past, present or prospective clients, customers, suppliers, vendors or other business relations of the Business; and

(xiii)       all insurance benefits of Seller (except those insurance benefits that are specifically related to and arise in connection with the Retained Liabilities), including rights to make claims and proceeds, arising from or relating to the Business, the Acquired Assets or the Assumed Liabilities prior to the Closing.

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Without limiting the generality of the foregoing, the Acquired Assets shall include all of the assets of Seller reflected on the Interim Financial Statements and all assets acquired by Seller since the Balance Sheet Date, except to the extent disposed of in the Ordinary Course of Business since the Balance Sheet Date or except to the extent specifically identified herein as an Excluded Asset.

(b)            Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Acquired Assets shall not include, solely the following assets and properties (such retained assets and properties being the “Excluded Assets”):

(i)        all Cash and Restricted Cash;

(ii)       all rights under this Agreement and any Ancillary Agreement;

(iii)       all of the equity interests in Seller;

(iv)       all Benefit Plans, (including all trusts, insurance policies and administration service Contracts related thereto) except for the self-insured medical plan sponsored by Seller and the stop-loss insurance policy associated therewith (“Seller H&W Plans”), and all assets in respect of the Benefit Plans, except for the Seller H&W Plans;

(v)       the records pertaining to the organization and existence of Seller;

(vi)       any books and records which Seller is required by applicable Law to retain as set forth in Schedule 1.1(b)(vi); provided, however, that Seller shall provide Buyer with copies of all such books and records at or prior to the Closing;

(vii)       the assets specifically set forth on Schedule 1.1(b)(vii); and

(viii)       the personal assets of Founder immaterial to the operation of the Business in the Ordinary Course.

(c)            Assumed Liabilities. Subject to the terms and conditions hereof, at the Closing, Buyer shall, pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A attached hereto (the “Bill of Sale, Assignment and Assumption Agreement”), assume and agree to fully pay, discharge, satisfy and perform, the following Liabilities of Seller, except in each case to the extent any such Liabilities would have been performed, paid or otherwise discharged on or prior to the Closing Date, but for a breach or default by Seller or Shareholder (the “Assumed Liabilities”):

(i)       those working capital liabilities of Seller that were incurred in the Ordinary Course of Business and accrued on the books and records of Seller as of the Closing Date, including accounts payable;

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(ii)       the Liabilities of Seller arising under or relating to any Assumed Contract to the extent such Liabilities relate to events or occurrences following the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by Seller on or prior to the Closing; and

(iii)       the Liabilities under or related to the Seller H&W Plans attributable to the period after the Closing Date, excluding, for the avoidance of doubt (A) any Liabilities attributable to the operational or compliance failures of the Seller H&W Plans arising during the period prior to or on the Closing Date and for claims under the Seller H&W Plans incurred on or prior to the Closing Date to the extent not reimbursed by or paid by a stop loss policy, and (B) notwithstanding (A) above, claims incurred by individuals entitled to COBRA coverage as of the Closing Date (including any “M&A Qualified Beneficiaries” as such term is defined in Treas. Reg. section 54.4980B-9), regardless of when such claim was incurred or paid, to the extent not reimbursed by or paid by a stop loss policy and, only in the case of claims incurred after the Closing Date, less any COBRA premiums (exclusive of the administrative fee) collected from such individual. To the extent that the sum of Liabilities retained by Seller under (A) and (B) exceed $50,000 in the aggregate, the excess shall be an Assumed Liability.

(d)           Retained Liabilities. Notwithstanding anything contained herein to the contrary, the Retained Liabilities shall not be assumed by Buyer, but instead shall be retained, performed, paid and discharged by Seller and Shareholder. The term “Retained Liabilities” means all Liabilities of Seller or any of its Affiliates including, without limitation, all Liabilities arising out of the use, ownership, possession or operation of the Acquired Assets or the conduct of the Business on or prior to the Closing Date, excepting only the Assumed Liabilities; provided however that without limiting the foregoing, the Retained Liabilities shall include the following:

(i)       except for real or personal property Taxes to the extent reflected as current liabilities on the books and records of Seller as of the Closing Date, any Liability for Taxes incurred by Seller, including the Transfer Taxes as set forth in Section 6.2, and any Liability of Seller for the Taxes of another Person under a contractual indemnity or covenant, as a transferee or otherwise under applicable Tax Laws, regulations or administrative rules;

(ii)       any claim or Liability in connection with or arising from or relating to any Excluded Asset, including any Taxes associated therewith;

(iii)       any Indebtedness;

(iv)       any and all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Seller or Shareholder in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the exhibits and Schedules hereto) and all Ancillary Agreements (except those between Buyer and current management personnel of Seller), (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (c) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including any retention bonuses, “success” fees, change of control payments and any other payment obligations payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

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(v)       any Liability of Seller to its shareholders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of Seller pursuant to the agreements and arrangements set forth on Schedule 3.21;

(vi)       any Liability of Seller arising out of this Agreement and any Ancillary Agreement;

(vii)       any Liability arising out of or relating to any business or property formerly owned or operated by Seller, any Affiliate or predecessor thereof, or by Founder related to the Business, but not presently owned and operated by Seller or Founder;

(viii)       (A) any Liability under or related to the Seller H&W Plans attributable to the period on or prior to the Closing Date, including for avoidance of doubt, any Liabilities attributable to the operational or compliance failures of the Seller H&W Plans arising during the period prior to or on the Closing Date and for claims under the Seller H&W Plans incurred on or prior to the Closing Date, (B) any Liability under or related to the Seller H&W Plans for claims incurred by individuals entitled to COBRA coverage as of the Closing Date (including any “M&A Qualified Beneficiaries” as such term is defined in Treas. Reg. section 54.4980B-9), regardless of when such claim was incurred or paid, to the extent not reimbursed by or paid by a stop loss policy and, only in the case of claims incurred after the Closing Date, less any COBRA premiums (exclusive of the administrative fee) collected from such individual, and (C) any Liability under or related to all other Benefit Plans, provided that the maximum aggregate Liability retained by Seller under (A) and (B) shall be $50,000 (such maximum, the “H&W Cap”)

(ix)       any Liability of Seller or its predecessors arising out of any Contract, Permit, franchise or claim that is not transferred to Buyer as part of the Acquired Assets or, subject to Section 1.1(e), is not transferred to Buyer because of any failure to obtain any third-party or governmental consent required for such transfer;

(x)       any Liability with respect to compensation, severance or benefits of any nature owed to any current or former employee, officer, director, member, partner or independent contractor of Seller or any ERISA Affiliate (or any beneficiary or dependent of any such individual), whether or not employed by Buyer or any of its Affiliates after the Closing, that (A) arises out of or relates to the employment, service provider or other relationship between Seller or ERISA Affiliate and any such individual, including the termination of such relationship, or (B) arises out of or relates to events or conditions occurring on or before the Closing Date;

(xi)       any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller or its Affiliates or alleged to have been made by Seller or its Affiliates or which arises out of or is based upon a theory of strict liability under Section 402A of the Restatement (2nd) of Torts or any similar or analogous provision of statutory or common law or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Seller or its Affiliates, including any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income;

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(xii)        any general warranty claims against Seller or its Affiliates to the extent not reflected as current liabilities on the books and records of Seller as of the Closing Date;

(xiii)       any Seller’s Environmental Liability; and

(xiv)       any Liabilities of or relating to the Business (or the operation thereof prior to Closing), ownership or use of the Acquired Assets prior to the Closing.

(e)           Nonassignable Assets. Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any Liabilities with respect to, any Contract or Permit intended to be included in the Acquired Assets that by applicable Law is non-assignable, or that by its terms is non-assignable without the consent of the other party or parties thereto to the extent such party’s or parties’ consent was not so obtained, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Seller and Founder shall, at the request and under the direction of Buyer and in the name of Seller or otherwise (as Buyer shall specify), make commercially reasonable efforts to do or cause to be done all such things as shall in the reasonable judgment of Buyer be necessary or proper (a) to assure that the rights and benefits of Seller under such Contracts or Permits shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such Contract or Permit, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Notwithstanding the foregoing, provided Seller and/or Founder has exercised commercially reasonable efforts to do so, the failure to receive such consideration shall not be deemed an event of default under this Agreement or any Ancillary Agreement.

1.2           Purchase Price. In full consideration of the purchase of the Acquired Assets, at Closing, Buyer shall:

(a)       pay and deliver an amount equal to the Cash Consideration to Seller by wire transfer of immediately available funds to one or more accounts that have been designated in writing by Seller;

(b)       issue to Seller the Stock Consideration;

(c)       issue to Seller a promissory note in the form attached hereto as Exhibit B made by Buyer in favor of Seller (the “Seller’s Note”);

(d)       pay and deliver an amount equal to the Estimated Indebtedness by wire transfer of immediately available funds to the accounts designated by Seller in the Estimated Closing Statement; and

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(e)       pay and deliver an amount equal to the Estimated Transaction Expenses by wire transfer of immediately available funds to the accounts designated by Seller in the Estimated Closing Statement.

The Seller acknowledges and agrees that Buyer shall be entitled to reduce any cash payments to Seller by all applicable deductions and tax withholdings in respect of the payments pursuant to this Section 1.2.

1.3           Closing Statement; Adjustment.

(a)       Delivery of Closing Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Seller a balance sheet of Seller as of the Effective Time prepared in good faith in accordance with the Accounting Methods and a statement (collectively, the “Closing Statement”) setting forth in reasonable detail Closing Indebtedness and Closing Transaction Expenses, with the components thereof prepared in accordance with Accounting Methods.

(b)       Cooperation. Each of Seller and Buyer agrees that it will, and it will use reasonable efforts to cause its respective Affiliates, agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Indebtedness and Closing Transaction Expenses and in the conduct of the reviews and dispute resolution process referred to in this Section 1.3.

(c)       Review Period. During the 30-day period following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the working papers of Buyer relating to the Closing Statement. The Closing Statement and the calculation of Closing Indebtedness and Closing Transaction Expenses shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Statement (“Notice of Disagreement”) to Buyer prior to such date, which notice, to be valid, must comply with this Section 1.3. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on Closing Indebtedness or Closing Transaction Expenses not being calculated in accordance with Section 1.3, (iii) specify the line item or items in the calculation of Closing Indebtedness or Closing Transaction Expenses with which Seller disagrees and the amount of each such line item or items as calculated by Seller, and (iv) include Seller’s calculation of Closing Indebtedness or Closing Transaction Expenses. Seller shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Indebtedness and Closing Transaction Expenses delivered pursuant to Section 1.1(a) except such items that are specifically disputed in the Notice of Disagreement.

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(d)       Resolution of Disputes. If Seller delivers, in a timely manner, a Notice of Disagreement pursuant to this Section 1.1(c), then the Closing Statement (as revised in accordance with this Section 1.1(d)), and the resulting calculation of Closing Indebtedness and Closing Transaction Expenses resulting therefrom, shall become final and binding upon the parties on the earlier of (a) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and (b) the date any and all matters specified in the Notice of Disagreement not resolved by Seller and Buyer are finally resolved in writing by the Arbiter. The Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and any final resolution made by the Arbiter in accordance with this Section 1.1(d). During the 30-day period following the delivery of a timely Notice of Disagreement or such longer period as Seller and Buyer shall mutually agree, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by Seller and Buyer), Seller and Buyer have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to an independent accounting or valuation firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.3. The Arbiter shall be a mutually acceptable nationally recognized independent public accounting or valuation firm agreed upon by Seller and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting or valuation firm, the Arbiter shall be The Bonadio Group. Seller and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as Seller and Buyer shall mutually agree. Seller and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that Seller has properly disputed in the Notice of Disagreement based upon Closing Indebtedness or Closing Transaction Expenses not having been calculated in accordance with this Section 1.3. The Arbiter shall determine, based solely on presentations by Buyer and Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall render a written report as to the dispute and the resulting calculation of Closing Indebtedness and Closing Transaction Expenses which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (i) shall be bound by the principles set forth in this Section 1.3, (ii) shall limit its review to the line items and items specifically set forth in and properly raised in the Notice of Disagreement and (iii) shall not assign a value to any line item or items greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. The fees, costs and expenses of Buyer’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Buyer, and the fees, costs and expenses of Seller’s independent accountants incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by Seller.

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(e)            Closing Consideration Adjustment.

(i)       If the Final Closing Consideration is greater than the Estimated Closing Consideration, then the principal amount of the Seller’s Note shall be increased by an amount equal to such excess.

(ii)       If the Final Closing Consideration is less than the Estimated Closing Consideration, then the principal amount of the Seller’s Note shall be decreased by an amount equal to such deficiency.

Article II.
CLOSING

2.1           Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Harter Secrest & Emery LLP in Rochester, New York (or at such other place as is agreed in writing by Buyer and Seller Parties), or via electronic transmittal of documents, on the date hereof (the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

2.2           Closing Deliveries.

(a)       Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller:

(i)       this Agreement, duly executed by Buyer;

(ii)       the amounts set forth in Section 1.1;

(iii)       the Seller’s Note, duly executed by Buyer;

(iv)       a guaranty of the Seller’s Note, in the form mutually acceptable to Parent and the Seller (the “Note Guaranty”), duly executed by Parent;

(v)        the Bill of Sale; Assignment and Assumption Agreement, duly executed by Buyer;

(vi)       the Transition Services Agreement in the form of Exhibit C attached hereto (the “Transition Services Agreement”) by and between Buyer and Founder, duly executed by Buyer;

(vii)       the Employment Agreements, each duly executed by Buyer;

(viii)       a lease agreement, in the form mutually acceptable to Buyer and the landlord of the Seller’s premises (the “Lease Agreement”), duly executed by Buyer;

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(ix)       a guaranty of the Lease Agreement, in the form mutually acceptable to Parent and the landlord of the Seller’s premises (the “Lease Guaranty”), duly executed by Parent;

(x)        certificates of a duly authorized officer of each of Buyer and Parent, dated as of the Closing Date, (A) attaching true and correct copies of Buyer’s and Parent’s respective formation and organizational documents as of the Closing Date; (B) attaching resolutions of the manager (or other governing body) of each of Buyer and Parent authorizing the execution, delivery and performance of this Agreement, the Guaranteed Obligations (as defined in Section 5.10) and each of the other transaction documents and the consummation of the transactions contemplated hereby and thereby; and (C) certifying that such resolutions have not been amended, terminated or superseded;

(xi)       with respect to each of Buyer and Parent, a certificate of good standing or legal existence dated not more than ten (10) days prior to the Closing Date from the Secretary of State of the state in which such entity was formed or organized, attesting to the good standing in such state;

(xii)       such transaction documents, agreement or instruments executed by Parent as may be reasonably necessary to effectuate or evidence the Guaranteed Obligations (as defined in Section 5.10); and

(xiii)       such other agreements, certificates and documents as may be reasonably requested by Seller to effectuate or evidence the transactions contemplated hereby.

(b)           Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

(i)       this Agreement, duly executed by Seller and Founder;

(ii)       the Bill of Sale; Assignment and Assumption Agreement, duly executed by Seller;

(iii)       a trademark assignment, in a form acceptable to Buyer, duly executed by Seller;

(iv)       the Transition Services Agreement, duly executed by Founder;

(v)       the Employment Agreements, each duly executed by the respective Key Employee;

(vi)       duly executed lock up agreements, in a form acceptable to Buyer (the “Lock Up Agreements”);

(vii)       the Lease Agreements, duly executed by the landlord of Seller’s premises;

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(viii)       a certificate of the sole member and manager of Seller, dated as of the Closing Date, (A) attaching true and correct copies of the certificate of organization and operating agreement of Seller as of the Closing Date; (B) attaching resolutions of the manager (or other governing body) of Seller authorizing the execution, delivery and performance of this Agreement and each of the other transaction documents and the consummation of the transactions contemplated hereby and thereby; and (C) certifying that such resolutions have not been amended, terminated or superseded;

(ix)       a certificate of legal existence dated not more than ten (10) days prior to the Closing Date from (i) the Secretary of State of the State of Connecticut, attesting to the legal existence in Connecticut of Seller, and (ii) the secretary of state of each other state attesting to the good standing of Seller in each other state where Seller is qualified to do business;

(x)        a duly executed non foreign affidavit by Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Buyer and required under the Treasury Regulations issued pursuant to Section 1445 and Section 1446(f) of the Code, certifying that such issuer is a not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(xi)       such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the assets of Seller that are not Permitted Encumbrances;

(xii)        offer letters of Buyer executed by no less than 90% of Seller’s employees;

(xiii)       subject to confirmation that Buyer’s 401(k) plan allows for the rollover of account balances and participant loans, evidence that Seller has exercised reasonable commercial efforts to allow for the rollover of account balances (including outstanding loans) under the PeriShip, LLC 401(k) Plan (the “401(k) Plan”) to the Buyer’s 401(k) plan and to avoid all outstanding loans under the 401(k) Plan from defaulting as a result of the transaction and/or the termination of employment by participants in connection with the transaction; and

(xiv)       subject to Section 1.1(e), the consents, if any, set forth on Schedule 3.3 of the Disclosure Schedules in forms reasonably acceptable to Buyer;

(xv)        such payoff letters, lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the Acquired Assets that are not Permitted Encumbrances;

(xvi)       the requisite documents required to effectuate the transfer of the sponsorship of the Seller H&W Plans and the rights under the Contracts set forth in Schedule 3.12(a)(xiv) to Buyer; and

(xvii)       such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

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Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER AND FOUNDER

Subject to the terms and conditions of this Agreement, including, without limitation, Article VII, each of Seller and Founder, jointly and severally, hereby represents and warrants to Buyer as follows:

3.1          Organization. Seller is a limited liability company duly organized and validly existing under the laws of the State of Connecticut. Seller has all requisite entity power and authority to carry on the Business. Seller is duly qualified to do business and is in good standing as a foreign limited liability in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and will not render any Material Contract of Seller unenforceable. Seller has delivered true and complete copies of the articles of organization, operating agreement and all other organizational or governance documents of Seller, all as amended to date, to Buyer.

3.2          Authority. Each of Seller and Founder has all requisite power, authority and capacity to execute, deliver, and perform this Agreement and each Ancillary Agreement to which Seller or Founder is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement, and each Ancillary Agreement to which Seller or Founder is a party, has been duly and validly executed and delivered by Seller or Founder and constitutes the valid and binding obligation of Seller or Founder, enforceable against Seller or Founder in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

3.3          No Conflict. The execution, delivery and performance by Seller and Founder of this Agreement and the Ancillary Agreements to which each of Seller or Founder is a party, and the consummation by Seller and Founder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of any Law to which Seller or Founder is subject, (y) violate any provision of the articles of organization, operating agreement or other organizational or governance documents of Seller, or (z) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets of Seller or Founder or give to others any interests or rights therein under, any Contract or Permit to which Seller or Founder is a party or by which Seller or Founder may be bound or affected.

3.4           Capitalization; Title to Membership Interests.

(a)       Seller is a single-member limited liability company, and Founder is the sole member. All issued and outstanding membership interests of Seller have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Founder, as the sole member, free and clear of all Encumbrances.

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(b)       There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Seller or obligating Seller or Founder to issue or sell any shares of capital stock of, or any other interest in, Seller. Seller does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, equity grant or ownership plans or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Assets.

3.5           Subsidiaries. Seller does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

3.6           Financial Statements; Undisclosed Liabilities.

(a)       The books of account and related records of Seller fairly reflect in all material respects Seller’s assets, liabilities and transactions. Schedule 3.6 sets forth the following financial statements (the “Financial Statements”): (x) the balance sheets of Seller as of December 31, 2020, 2019 and 2018 and the related statements of income and stockholder’s equity and cash flows for the years ended December 31, 2020, 2019 and 2018, and (y) the balance sheet of Seller as of the Balance Sheet Date, and the related statements of income and Founder’s equity and cash flows for the three (3)-month period ended on the Balance Sheet Date (the “Interim Financial Statements”). The Financial Statements and Interim Financial Statements fairly present, in all material respects, the financial position of Seller and the results of its operations and cash flows as of the respective dates and for the respective periods indicated therein and have been prepared consistent with Seller’s historical accounting methods, applied in a manner consistent with past principles and practices, including with respect to the preparation of the Financial Statements. The Interim Financial Statements fairly present, in all material respects, the financial position of Seller and the results of its operations and cash flows as of the respective dates and for the respective periods indicated therein and have been prepared consistent with Seller’s historical accounting methods, applied in a manner consistent with past principles and practices, except that the Interim Financial Statements are subject to normal year-end adjustments, none of which are expected to be material in amount or nature. The Financial Statements and Interim Financial Statements have been prepared from and are in accordance with the books and records of Seller.

(b)       Seller does not have any liabilities except for (a) liabilities reflected on or accrued and reserved against in the Balance Sheet, or (b) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date (none of which is material or results from, arises out of, or relates to any material breach or violation of, or default under, a contractual obligation or requirement of Law).

(c)       Seller is not a party to, nor has it any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Seller, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

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3.7           Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since December 31, 2020, Seller has conducted its business only in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since December 31, 2020, Seller has not

(a)       issued, purchased or redeemed any of its equity securities, or granted or issued any option, warrant or other right to purchase or acquire any such equity securities;

(b)       incurred or discharged any liabilities, except liabilities incurred or discharged in the Ordinary Course of Business;

(c)       encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business;

(d)       (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of five percent per annum made in the Ordinary Course of Business) or other compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, member, partner, employee or independent contractor of Seller, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, member, partner, shareholder, employee or independent contractor other than payment of base compensation and reimbursement for reasonable expenses in the Ordinary Course of Business or (iv) adopted, amended or terminated any employee benefit plan (including any Benefit Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, amendments required by applicable Law;

(e)       suffered any change or, to the knowledge of Seller, received any written threat of any change in any of its relations with, or any loss or, to the knowledge of Seller, written threat of loss of, any of the suppliers, clients, distributors, customers or employees that in the aggregate are material to the Business;

(f)        disposed of or has failed to keep in effect any rights in, to or for the use of any Permit material to the Business;

(g)       changed any method of keeping of their respective books of account or accounting practices;

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(h)       disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business;

(i)       sold, transferred or otherwise disposed of any assets, properties or rights of the Business, except inventory sold in the Ordinary Course of Business;

(j)       entered into any transaction, Contract or event outside the Ordinary Course of Business or with any partner, shareholder, member, officer, director or other Affiliate of Seller;

(k)       made nor authorized any single capital expenditure in excess of $10,000, or capital expenditures in excess of $50,000 in the aggregate outside the Ordinary Course of Business;

(l)       changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;

(m)       incurred any material damage, destruction, theft, loss or business interruption;

(n)       made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of Seller;

(o)       made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Tax liability with any Taxing Authority; or

(p)       waived or released any material right or claim of Seller or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to Seller or the Business.

3.8           Title, Condition and Sufficiency of Assets.

(a)       Schedule 3.8(a) sets forth a true and correct list of all equipment leases that have been or should be, in accordance with the Accounting Methods, recorded as capital leases including the amount required to pay in full all obligations in respect of each such lease as of the Closing Date (“Equipment Leases”). Seller has good and valid title to, or a valid leasehold interest in, all property and other assets used in the operation of the Business, reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold, consumed or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)       Except as set forth on Schedule 3.8(b), the buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller are in a condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business and are usable in a manner consistent with their current use, and, to the knowledge of Seller, comply in all material respects with all applicable Laws. The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller currently owned or leased by Seller constitute all of the assets, properties and rights necessary for the operation of the Business as the Business is currently conducted. Except as set forth on Schedule 3.8(b), no other Person other than Seller owns any assets, properties and rights used in the Business, other than assets owned by third parties and used in the Business pursuant to a Material Contract identified on Schedule 3.12.

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3.9           Real Property.

(a)       Seller does not own any real property.

(b)       Schedule 3.9(b)(i) sets forth a true, correct and complete description of all written or oral leases, subleases, or other occupancies of real property used by Seller (collectively, the “Leases”) to which Seller is a party (as lessee, sublessee, licensee or otherwise) (collectively, the “Leased Real Property”) with a brief description of such lease or sublease including, without limitation, the parties to the lease, the term of the lease, the current expiration date of the lease, the renewal options, the basic rent, and any monthly payments of additional rent. Seller does not operate and has never operated its Business at any location other the Leased Real Property. Seller has delivered to Buyer a true, correct and complete copy of the Leases and all amendments, modifications and supplemental agreements thereto. Each of the Leases is in full force and effect and is binding and enforceable against Seller and, to the knowledge of Seller, each of the other parties thereto, in accordance with its terms and has not been modified or amended since the date of delivery to Buyer.

(c)       Except as set forth on Schedule 3.9(c), there are no Encumbrances affecting the Leased Real Property, other than Permitted Encumbrances. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder. There has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default. There is no current or pending event or circumstance that would permit the termination of any Lease or the increase of any liabilities or restrictions of Seller under any Lease. Neither Seller nor Founder has received any written notice from the other party to any Lease of the termination or proposed termination thereof. No construction, alteration or other leasehold improvement work with respect to any Lease remains to be paid for or to be performed by Seller. Seller does not have any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under any Lease or otherwise operate the Business at the Leased Real Property.

(d)       Seller presently enjoys peaceful and undisturbed possession of the Leased Real Property. No Person other than Seller has any right to use, occupy, or lease any portion of the Leased Real Property. Neither Seller nor Founder has received written notice of any eminent domain, condemnation or other similar proceedings pending or threatened against Seller with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Business does not violate any Lease in any respect. Seller has not received any written notice that there is a violation of any covenant, condition, restriction, easement or order of any Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof. To the knowledge of Seller, the Leased Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Leased Real Property, and neither Seller nor Founder has received any written notice of any violation or claimed violation Seller of any such Laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of Seller remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. The Leased Real Property is served by proper utilities, sufficient parking and other building services necessary for its current use.

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(e)       Each use of the Leased Real Property by Seller is and has been valid, permitted and conforming uses in accordance with the current zoning classification of the Leased Real Property, and there are no outstanding variances or special use permits affecting the Leased Real Property or their uses.

(f)       The transaction contemplated by this Agreement does not constitute an assignment of Seller’s rights under any Lease and does not require the consent of any Person under any Lease.

(g)       The Leased Real Property is in good repair, ordinary wear and tear excepted, and fit for the purposes for which it is presently used. Seller has rights of egress and ingress with respect to the Leased Real Property that are sufficient for it to conduct its Business as presently conducted consistent with past practice.

3.10        Accounts Receivable.

(a)       All of Seller’s accounts and notes receivable reflected on the Balance Sheet and the accounts and notes receivable arising after the date thereof (collectively, the “Accounts Receivable”) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business and have been or will be billed and are generally due within thirty (30) days after such billing. Except as set forth on Schedule 3.10(a), all of the Accounts Receivable are and will be fully collectible within the time period set forth in each applicable invoice, purchase order or other sales contract, net of the reserves shown on the Balance Sheet (or in the books of Seller if such Accounts Receivable were created after the Balance Sheet Date). The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, in the books of Seller, have been determined in accordance with the Accounting Methods, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the knowledge of Seller, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Account Receivable relating to the amount or validity of such Account Receivable.

(b)       Except as set forth on Schedule 3.10(b), since December 31, 2020, there have not been any write-offs as uncollectible of Seller’s accounts receivable except for write-offs in the Ordinary Course of Business and not in excess of $10,000 in the aggregate.

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3.11         Intellectual Property; IT Systems.

(a)       Schedule 3.11(a)(i) sets forth a list of all patents, patent applications (including any provisional applications, divisions, continuations or continuations in part), material unregistered trademarks, registered trademarks and applications for registration for trademarks, copyright registrations and applications for registration of copyrights, and domain name registrations in each case owned by or held in the name of Seller, specifying as to each such item, as applicable, (i) the item (with respect to trademarks), or title (with respect to all other items), (ii) the owner of the item, (iii) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration or application number and (iv) the date of application and issuance or registration of the item (the “Material Owned Intellectual Property”). Except as set forth on Schedule 3.11(a)(ii), (A) each item of Intellectual Property owned by Seller including the Material Owned Intellectual Property is valid and in full force and effect and is owned by Seller free and clear of all Encumbrances and other claims, including any claims of joint ownership or inventorship, (B) the registrations and applications for registration of the Material Owned Intellectual Property are held of record in Seller’s name, and (C) none of the Material Owned Intellectual Property is the subject of any proceeding contesting its validity, enforceability or Seller’s ownership thereof. All issuance, renewal, maintenance and other payments that are or have become due as of the date hereof with respect to the Material Owned Intellectual Property have been timely paid by or on behalf of Seller. Schedule 3.11(a)(iii) sets forth a true and complete list of all Intellectual Property licensed to Seller and the license or agreement pursuant to which Seller obtained a license to such Intellectual Property. Except as set forth on Schedule 3.11(a)(iii): (u) Seller owns or possesses adequate licenses or other valid rights to use all patents, patent applications, trademarks, trademark applications, copyrights, industrial designs, software, databases, data compilations, domain names, know-how, trade secrets, product formulas, inventions, rights-to-use and other industrial and intellectual property rights (collectively, “Intellectual Property”) used in the conduct of the Business, (v) to the knowledge of Seller, the conduct of the Business of Seller does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person, (w) neither Seller nor Founder has received any written notice alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license), (x) no current or former employee of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by Seller, (y) there is no agreement or other contractual restriction affecting the use by Seller of any of the Intellectual Property owned or purported to be owned by Seller, and (z) Seller has not received any written notice concerning any present claim of infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by Seller by any Person, and neither Seller nor Founder has asserted or threatened any written claim or objection against any Person for any such infringement or misappropriation nor, to the knowledge of Seller or Founder, is there any basis in fact for any such objection or claim.

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(b)       Except as set forth on Schedule 3.11(b), the information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used in the Business (the “IT Systems”) perform in material conformance with the documentation and specifications for such systems. The IT Systems are adequate for the operation of the Business. Seller has taken commercially reasonable steps to protect the IT Systems against viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. Seller has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of Seller. Seller has taken commercially reasonable measures to maintain the confidentiality of all trade secrets. Neither Seller’s trade secrets nor any other confidential information of Seller has been disclosed by Seller to, or, to the knowledge of Seller and/or Founder, discovered by, any other Person except pursuant to non-disclosure agreements or to Persons entitled to receive such trade secrets or other confidential information that are legally obligated to maintain their confidentiality. Neither Seller nor Founder has received written notice that, or otherwise has knowledge that, any employee, consultant or agent of Seller is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property owned by Seller. Except as set forth in Schedule 3.11(b), each employee and consultant of Seller has executed a written agreement expressly assigning to Seller all right, title and interest in any Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or consultant’s service relationship and related to the work performed by such person for Seller, and all Intellectual Property rights therein. Each item of Intellectual Property owned or licensed by Seller will be owned or available for use by Seller immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

3.12         Material Contracts.

(a)       Schedule 3.12(a) contains a complete and accurate list of all Material Contracts (classified (i) through (xv), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts of the following types to which Seller is a party or by which Seller or any of its properties or assets is bound:

(i)       any real property leases;

(ii)       any labor or employment-related agreements, including employee leasing agreements;

(iii)       any joint venture and limited partnership agreements;

(iv)       mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit;

(v)       agreements for the sale of goods or products or performance of services by or with any vendor or customer (or any group of related vendors or customers) involving consideration payable to or by Seller in excess of $25,000;

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(vi)        lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors) involving consideration payable to or by Seller in excess of $25,000;

(vii)       agreements restricting in any manner the right of Seller to compete with any other Person, or restricting the right of Seller to sell to or purchase from any other Person;

(viii)       agreements between Seller and any of its Affiliates;

(ix)         guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements;

(x)         custom bonds and standby letters of credit;

(xi)        any license agreement or other agreements to which Seller is a party regarding any Intellectual Property of others;

(xii)       other agreements, contracts and commitments which cannot be terminated by Seller on notice of 30 days or less and without payment by Seller of less than $5,000 upon such termination;

(xiii)       powers of attorney;

(xiv)       claims administration agreements, stop loss policies or agreements, and other insurance policies with respect to the Seller H&W Plans;

(xv)       any agreements or arrangements with any sales representatives, consultants, agents or other representatives of Seller (including sales commission agreements or arrangements) involving payments by the Seller to such consultant, agent or representative in excess of $175,000 in any calendar year; and

(xvi)       each other agreement or contract to which Seller is a party or by which it or its assets are otherwise bound which is material to its Business, operation, financial condition or prospects and which involve consideration payable to or by Seller in excess of $175,000.

(b)           To the knowledge of Seller, each Material Contract is valid, binding and enforceable against Seller and the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.12(b), Seller and, to the knowledge of Seller and/or Founder, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Neither Seller nor Founder has received any written claim from any other party to any Contract that Seller has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Seller has delivered to Buyer a true and complete copy of each Material Contract required to be disclosed on Schedule 3.12(a).

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3.13         Consents. Subject to Section 1.1(e), except as set forth on Schedule 3.13, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by Seller or Founder in connection with the execution, delivery, and performance by Seller or Founder of this Agreement, or any Ancillary Agreement to which Seller or Founder is a party or the taking by Seller or Founder of any other action contemplated hereby or thereby or the continuation by Buyer after the Closing of Seller’s Business conducted prior to the Closing.

3.14         Litigation. Except as set forth in Schedule 3.14, there is no, and during the last five years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration or investigation before any Authority (“Litigation”) pending or, to the knowledge of Seller and/or Founder, threatened in writing against the Seller or Founder, any of their respective properties or assets or (to the extent Seller may have an obligation to provide indemnification or may otherwise become liable) any of their respective shareholders, members, officers, directors or employees. Except as set forth in Schedule 3.14, Seller is not a party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Authority) with respect to or affecting the properties, assets, personnel or Business of Seller. Seller has provided Buyer with a list setting forth a general description of settlements occurring since January 1, 2015 regarding actual or threatened Litigation binding on Seller.

3.15         Compliance with Laws; Permits; Data Security. To the knowledge of Seller, Seller has been and is in compliance in all material respects with all applicable Laws. Set forth on Schedule 3.15 are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business as presently conducted, each of which Seller validly possesses and is in full force and effect. Except as set forth in Schedule 3.15, no written notice, citation, summons or order has been issued, no written complaint has been filed and served, no penalty has been assessed and written notice thereof given, and no investigation or review is pending or, to the knowledge of Seller, threatened in writing with respect to Seller, by any Authority with respect to any alleged (a) violation in any material respect by Seller of any Law, or (b) failure by Seller to have any Permit required in connection with the conduct of the Business. Without limiting the foregoing, to the knowledge of Seller, Seller is in material compliance with all applicable Data Security Requirements. No written notices, claims, charges or complains have been received by Seller since January 1, 2018 from any governmental authority or other Person relating to or alleging any actual or alleged violation by Seller of, or actual or alleged liability or misconduct under, any Data Security Requirements. Except as set forth in Schedule 3.15, since January 1, 2018, there has not been, to Seller’s or the Founder’s knowledge any actual or alleged incidents of data security breaches concerning any IT Systems, any unauthorized access to, use or encryption of Personal Information, Business Data or any IT Systems, or any unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of such Personal Information or Business Data.

3.16         Environmental Matters.

(a)       To the knowledge of Seller, Seller has conducted, and is conducting its operations and the Business, and has occupied and operated the Leased Real Property in compliance in all material respects with all Environmental Laws. Seller holds and, to the knowledge of Seller, has been and is in compliance in all material respects with all Permits required under Environmental Laws for the operation of Seller, the conduct of the Business as previously and currently conducted, or the occupancy and operation of the Leased Real Property (“Environmental Permits”), and all such Environmental Permits are in full force and effect. Schedule 3.16 lists all Environmental Permits.

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(b)       Neither the Seller nor Founder has received any written notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of Seller and/or Founder, threatened in writing by any third party (including any Authority) with respect to Seller, the Business, the Leased Real Property or any other real property and relating to or arising from, (i) the use, possession, generation, treatment, manufacture, processing, management, handling, storage, recycling, transport, discharge, disposal, release or threatened release of, and/or exposure to, Hazardous Substances, (ii) any non-compliance with Environmental Laws or Environmental Permits or (iii) failure to hold any Environmental Permits. Neither Seller nor Founder has received any written request for information, notice of claims, demand or other notification that Seller has or may have any liability under Environmental Laws.

(c)       To the knowledge of Seller, neither the Leased Real Property nor any property formerly owned, operated, occupied, leased or otherwise used by Seller is listed or proposed for listing on any list maintained by any Authority of contaminated or potentially contaminated sites, and no Hazardous Substances generated, disposed, released or otherwise handled by or on behalf of Seller has come to be located at any site identified on any such list or has otherwise resulted in or could result in liability under Environmental Laws.

(d)       There are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Leased Real Property. Any underground storage tanks, above ground storage tanks or wastewater treatment systems at the Leased Real Property or any property formerly owned, operated, occupied, leased or otherwise used by Seller that have been removed or closed have been removed or closed in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and there are no outstanding or contingent liabilities under Environmental Laws with respect to any such tanks or wastewater treatment systems.

(e)       No Hazardous Substances have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape and there are no Hazardous Substances in an uncontained state or in a condition representing a threat of a release at, on, about, under or from the Leased Real Property.

(f)       All environmental reports, inspections, investigations, studies, audits, tests, reviews or other analysis, evaluations, assessments, sample results, and all correspondence or other documentation related to any of the foregoing (“Environmental Documents”) pertaining to Seller, the Business, the Leased Real Property or any property formerly owned, operated, leased or otherwise used by Seller in the possession or control of Seller or Founder have been provided or made available to Buyer, and all such Environmental Documents are listed on Schedule 3.16(f).

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(g)       Neither Seller nor Founder knows of or has any reason to know of any facts or circumstances related to environmental matters concerning Seller, the Business, the Leased Real Property that could result in any liabilities or responsibilities for Seller pursuant to Environmental Laws, and Seller has not assumed, by Contract, law or otherwise, any liability or responsibility pursuant to Environmental Laws for any environmental conditions, including, but not limited to, conditions or contamination related to any disposal, discharge or release of, or exposure to, any Hazardous Substances.

3.17         Employee Benefit Matters.

(a)       Schedule 3.17(a) lists all “employee benefit plans,” as defined in Section 3(3) of ERISA and all other retirement, pension, profit sharing, bonus, stock, restricted stock, stock option, stock purchase, equity-based, profits interest, phantom equity, employment, service, retainer, cafeteria, compensation, consulting, change in control, welfare, health (including medical, dental and vision), life, disability, group insurance, savings, deferred compensation, incentive compensation, paid time off, severance, salary continuation, retention, indemnification and fringe benefit and perquisite (including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, and tuition reimbursement) agreements, arrangements, plans, programs, Contracts, policies, or practices maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any current or former employee, officer, director, member, partner or independent contractor of Seller or with respect to which Seller or any ERISA Affiliate may have any liability, whether contingent or otherwise (the “Benefit Plans”). In the case of each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, Schedule 3.17(a) discloses whether such plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism or (iii) insured.

(b)       As applicable, with respect to each Benefit Plan, Seller has delivered or made available to Buyer true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination, advisory or opinion letter, (iv) all funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (v) for the three most recent years, the filed Form 5500 for each Benefit Plan required to file Form 5500; and (vi) all communications, records, notices and filings received from or sent to the IRS, Department of Labor or Pension Benefit Guaranty Corporation in the last three years.

(c)       Except as set forth on Schedule 3.17(c), to the knowledge of Seller, Seller and each ERISA Affiliate is in compliance with the provisions of ERISA, the Code and all other Laws applicable to the Benefit Plans (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended). All employee salary reduction contributions to the Benefit Plans and to any health savings accounts have been made in accordance with the applicable requirements under Section 125 of the Code, as applicable. Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. Neither Seller nor any ERISA Affiliate has incurred and neither could reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. Seller and each ERISA Affiliate has timely and accurately satisfied its reporting obligations under Sections 6055 and 6056 of the Code.

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(d)       Except as required by applicable Law, including without limitation, COBRA, no Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement, and neither Seller nor, to Seller’s knowledge, any ERISA Affiliate has made a written or oral promise, or any written communication that could reasonably be expected to promise, to any Person to provide any such benefits.

(e)       No Benefit Plan is (or at any time has been), and neither Seller nor any ERISA Affiliate has ever contributed to, or been required to contribute to, or has any liability (contingent or otherwise) under or with respect to, and no current or former employees of Seller or any ERISA Affiliate currently participate or ever have participated in any employee benefit plan that is (i) subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as described in Section 413(c) of the Code, (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f)       All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Code Section 401(a) now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Code Section 501(a). Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the IRS that such Benefit Plan is qualified under Code Section 401(a). To the knowledge of Seller, no event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Benefit Plan or trust under Code Sections 401(a) or 501(a).

(g)       To the knowledge of Seller, the Seller’s execution of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or other obligation to fund benefits with respect to any Person (provided that any partial termination of the 401(k) Plan will require vesting of benefits under the 401(k) Plan) or (ii) result in the triggering or imposition or any restrictions or limitations on the right of Seller, Seller or any ERISA Affiliate to amend or terminate any Benefit Plan (or result in any adverse consequence for so doing).

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(h)       There is no pending or, to the knowledge of Seller and/or Founder, threatened litigation by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Authority with respect to a Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits). No Benefit Plan is under audit or investigation by any Governmental Authority and, to the knowledge of Seller, no such audit or investigation is threatened.

(i)       Each of the Benefit Plans can be terminated at any time in the sole discretion of the plan sponsor, without any additional contribution to such Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits (other than accelerated vesting with respect to tax-qualified retirement plans, which shall not require any additional contribution to be made). Nothing prohibits the prompt distribution of all amounts under any Benefit Plan subject to Section 401(a), 403(a) or 403(b) of the Code, provided that a participant terminates service with the Seller and any ERISA Affiliate or the Benefit Plan is terminated by the plan sponsor. No termination, discontinuance, load or other similar fee or expense is payable or shall be assessed in connection with the discontinuance of contributions to, and/or the amendment or termination of, any of the Benefit Plans.

(j)       All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Benefit Plan within the time required by law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Closing Statement or will be properly accrued on the books and records of Seller and each ERISA Affiliate as of the Closing Date. None of the Benefit Plans has any unfunded liabilities which are not reflected on the Closing Statement or the books and records of Seller and each ERISA Affiliate.

(k)       To the knowledge of Seller, each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A, complies (and has at all relevant times complied) in both form and operation with the requirements of Code Section 409A; and neither Seller nor any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of a Benefit Plan to comply with Code Section 409A. With respect to each Benefit Plan, neither Seller nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Code Section 409A.

3.18         Taxes.

(a)       Except as set forth in Schedule 3.18(a)(i), (i) Seller has timely filed or caused to be filed (taking into account properly and timely filed extensions) with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to Seller and has timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to Seller (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon Seller or its assets, except liens for current Taxes not yet due and payable. Except as set forth on Schedule 3.18(a)(ii), Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

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(b)       Except as set forth on Schedule 3.18(b), there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against Seller, in respect of any Tax, and no written notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by Seller. No Taxing Authority with which Seller does not file Tax Returns has claimed in writing that Seller is or may be subject to taxation by that Taxing Authority.

(c)       To the knowledge of Seller, Seller has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay and has properly completed and timely filed all information returns or reports, including IRS Forms 1099 and W-2, that are required to be filed and has, in all material respects, accurately reported all information required to be included on such returns or reports.

(d)       Except as set forth on Schedule 3.18(a), there is no Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which Seller would have liability for Taxes of another Person following the Closing. Seller (i) has not been a member of an affiliated group under Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law (other than a group the common parent of which was Seller), or (ii) does not have any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(e)       Seller is not and has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(f)       Except for the Seller Note, Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law); (C) intercompany transaction, as defined in Section 1.1502-13 of the Treasury Regulations, or any excess loss account, as defined in Section 1.1502-19 of the Treasury Regulations, (or any corresponding provision of state, local or non-U.S. income Tax law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code Section 108(i).

(g)       Intentionally omitted.

(h)       Seller has not been a party to, or a material adviser with respect to, a “Reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

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(i)       Seller has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)       Seller has never (i) had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to taxation by such jurisdiction.

3.19          Anti-Corruption Laws. Neither Seller, nor, to knowledge of Seller or the Founder, any officers, directors, employees, agents, contractors or representatives of Seller while acting on behalf of Seller has, within the past three (3) years, directly or indirectly (i) made or attempted to make any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment for business or contracts secured, (B) to pay for favorable treatment for business or contracts secured, (C) to obtain special concessions or for special concessions already obtained or (D) in material violation of any requirement of applicable Anti-Corruption Laws in each jurisdiction where Seller is conducting or has conducted business, or (ii) established or maintained any fund or asset that has not been recorded in Seller’s books and records.

3.20          Employee Relations.

(a)       Schedule 3.20(a) sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, commission status, date of hire, full- or part-time status, active or leave status and “exempt” or “non-exempt” status, for each employee or individual service provider of Seller as of the date hereof (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence). Seller is not party to any management, employment, consulting or other agreements or understandings with any individual providing for employment for a defined period of time or on another than “at-will” basis or for termination or severance benefits. Except as set forth on Schedule 3.20(a), as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Seller for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of the Seller with respect to any compensation, commissions, bonuses or fees.

(b)       Seller is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of Seller and/or Founder, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and Seller has not experienced any work stoppage during the last three years. To the knowledge of Seller and/or Founder, no organizational effort is presently being made or is currently threatened by or on behalf of any labor union with respect to any group of employees of Seller.

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(c)       To the knowledge of Seller, Seller has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.20(c), there are no outstanding claims against Seller or the Benefit Plans (other than routine claims for benefits under such plans), whether under Law, regulation, Contract, policy or otherwise, asserted by or on behalf of any present or former employee or job applicant of Seller on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay (including paid time off) or pay in lieu of vacation time off (including paid time off), other than vacation time off or pay (including paid time off) in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations, layoffs, or discipline, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, or (xi) unfair labor practices, and neither Seller nor Founder is aware of any such claims which have not been asserted. No Person (including any Authority) has asserted or threatened in writing any claims against Seller or any of its predecessors under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment, or occupational safety in employment or employment practices, and there are no claims against the Seller pending or, to Seller’s knowledge threatened in writing to be brought or filed, by or with any Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Seller.

(d)       With respect to each current employee of the Seller, such employee is either a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States and the Seller has in its files a Form I-9 that, to the Seller’s knowledge, was completed in accordance with applicable Law for each employee from whom such form is required under applicable Law. There is no pending or threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws.

(e)       Seller has properly classified all employees, leased employees, consultants, independent contractors or any other Persons providing services to Seller for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans) and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to Seller. Seller has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state or local Law.

(f)       Seller has not conducted any mass layoffs or plant closings as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

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(g)       Seller has materially complied with all required safety measures pursuant to applicable Laws, with respect to all employees, visitors, vendors and customers.

3.21         Transactions with Related Parties. Except as described in Schedule 3.21, no stockholder, officer or director of Seller, nor any Affiliate of any such Person, has or had:

(a)       any contractual or other claims, express or implied, of any kind whatsoever against Seller;

(b)       any interest in any property or assets used by Seller;

(c)       any direct or indirect ownership or other interest in any competitor of Seller; or

(d)       engaged in any other material transaction with Seller (other than employment relationships at the salaries disclosed in the Schedules).

Except as described in Schedule 3.21, no stockholder, officer or director of Seller, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from Seller.

3.22         Insurance.

(a)       Seller maintains, with financially sound and reputable insurers, insurance with respect to its properties and Business against loss or damages of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses as Seller (including potential losses or damages resulting from the use of Seller’s products in the transportation of Hazardous Substances), in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b)       Schedule 3.22(b)(i) contains a complete and correct list of all policies and Contracts for insurance (including coverage amounts and expiration dates) of which Seller is the owner, insured or beneficiary, or covering Seller’s properties or assets. All such policies are outstanding and in full force and effect. To the knowledge of Seller, Seller is not in default with respect to any provision contained in any such policy, nor has Seller failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.22(b)(ii): (a) all of such coverages are provided on a “claims made” (as opposed to “occurrence”) basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) Seller has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

3.23       Brokers. Except as set forth on Schedule 3.23, neither Seller nor Founder has retained, nor is Seller nor Founder obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of the Seller, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

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3.24       Relationship with Significant Customers. Neither Seller nor Founder has received any written communication or notice from any Significant Customer stating that, or otherwise has any reason the believe that, any Significant Customer (a) has ceased, or will cease, to use the products or services of Seller, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No top ten (10) Significant Customer both (x) has delivered, within thirty (30) days prior to the Closing Date, any oral communication or notice to Seller or Founder stating that such Significant Customer (i) intends to cease the use of products or services of Seller or (ii) intends or desires to materially and adversely modify the pricing terms of the products or services it receives from Seller and (y) will cease to use, or materially and adversely modify the pricing terms of, the products or services it receives from Seller within six (6) months after the Closing Date. “Significant Customer” means the top twenty (20) customers of Seller, by dollar volume of sales, for the nine (9)-month period ended on September 30, 2021 and for the fiscal year ended December 31, 2020, as set forth on Schedule 3.24.

3.25       Relationship with Significant Suppliers and Vendors. Neither Seller nor Founder has received any written communication or notice from any Significant Supplier or Vendor stating that, or otherwise has any reason the believe that, any Significant Supplier or Vendor (a) has ceased, or will cease, to provide products or services to Seller, (b) has substantially reduced, or will substantially reduce, the supply of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). “Significant Supplier or Vendor” means the top twenty (20) suppliers and vendors of Seller, by dollar volume of sales, for the nine (9) month period ended on September 30, 2021 and for the fiscal year ended December 31, 2020, as set forth on Schedule 3.25. FedEx Corporate Services Inc. (“FedEx”) both (x) has not delivered, within thirty (30) days prior to the Closing Date, oral communication or notice to either Seller or Founder that FedEx (i) intends to cease the use of products or services of Seller or (ii) intends or desires to materially and adversely modify the pricing terms of the products or services it receives from Seller and (y) will not cease to use, or materially and adversely modify the pricing terms of, the products or services it receives from Seller within six (6) months of the Closing Date.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, represent and warrant to Seller as follows:

4.1           Organization.

(a)       Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

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(b)       Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2           Authority. The execution, delivery, and performance by Buyer and Parent of this Agreement and each Ancillary Agreement to which each of Buyer and/or Parent is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Parent. This Agreement has been, and each Ancillary Agreement to which Buyer and Parent is a party will be at Closing duly and validly executed and delivered by Buyer and Parent, as applicable, and constitutes, or will constitute, the valid and binding obligation of Buyer and Parent, as applicable, enforceable against such entity in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

4.3           No Conflict. The execution, delivery, and performance by Buyer and Parent of this Agreement and each Ancillary Agreement to which Buyer and Parent is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer or Parent is subject, (ii) violate any provision of the certificate of incorporation or bylaws of Buyer or Parent, or (iii) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other agreement, instrument or commitment to which Buyer or Parent is a party or by which either may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer or Parent to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4           Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

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4.5           Brokers. Except as set forth on Schedule 4.5, neither Buyer nor Parent has retained any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement.

4.6           Sufficiency of Funds; Ability to Satisfy Obligations. Buyer has sufficient cash, available lines of credit or other sources of available funds to: (i) enable it to make payment of the Cash Consideration; (ii) satisfy its obligations under the Seller Note; and (iii) operate the Business following the Closing in a manner consistent with Seller’s past practices. Parent has sufficient cash, available lines of credit or other sources of available funds to satisfy its obligations under the Guaranteed Obligations.

Article V.
COVENANTS

5.1           Name Change. Immediately after Closing, Seller will change its legal name to a name reasonably acceptable to Buyer that is not confusingly similar to “PeriShip” or any derivation thereof. Immediately after Closing, Founder shall cause Perinsure Corporation to change its legal name to a name reasonably acceptable to Buyer that does not use the syllable “Peri-” or any derivation thereof.

5.2           Confidentiality. From and after the date of this Agreement, Seller shall keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Seller or the Business (“Confidential Information”) in its possession or control. The obligations of Seller under this Section 5.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer or Seller to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.3           Non-Compete.

(a)       During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), each of Seller and Founder covenants and agrees not to, and shall cause Seller’s and Founder’s respective Affiliates not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, have an ownership interest in any business or enterprise engaged in (i) the Business, (ii) any business that uses any trademark, trade names or slogans similar to the “PeriShip” or “PerInsure” trademarks (including any associated logos, designs or trade dress), trade names or slogans, or (iii) any activities that are otherwise similar to, or competitive with, the Business.

(b)       During the Non-Compete Period, neither Seller nor Founder shall, and each shall cause Seller’s and Founder’s respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any past, present or prospective customer or other business relation of Buyer or Seller for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationships between Buyer or Seller and its customers and other business relations.

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(c)       During the Non-Compete Period, neither Seller nor Founder shall, and shall cause each of Seller’s and Founder’s respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any employee or staff of Buyer to leave the employ of Buyer for any reason whatsoever, nor shall Seller or Founder offer or provide employment (whether such employment is for Seller, Founder or any other Person), either on a full-time basis or part-time or consulting basis, to any Person who then currently is, or who within six (6) months immediately prior thereto was, an employee of or staffed by Buyer or Seller, except that Founder may hire any non-management level employee of Buyer or Seller that is not then currently employed by Buyer and who initiates contact with Founder regarding such employment or responds to a public employment listing by Founder not specifically targeted at any employee of Buyer or Seller.

(d)       Seller acknowledges and agrees that the provisions of this Section 5.3 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Acquired Assets. Neither Seller nor Founder shall contest that Buyer’s remedies at law for any breach or threat of breach by either Seller or Founder or any of Seller’s or Founder’s Affiliates of the provisions of this Section 5.3 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.3 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. The restrictive covenants contained in this Section 5.3 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which Seller may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e)       If any of the provisions contained in this Section 5.3 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.4           Non-Disparagement. Each party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other party, or its Affiliate, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

5.5           Employee Matters.

(a)       Buyer shall extend offers of employment (which may be for employment with Buyer or any of its affiliates) to the Offered Employees with compensation and employee benefits at least reasonably comparable to that currently being paid and provided by the Seller prior to the Closing Date, and with an annual base wage or salary at least reasonably comparable to that being paid by Seller to such Offered Employee as shown in Schedule 3.20 of the Disclosure Schedules; provided that such Offered Employees satisfy Buyer’s customary hiring standards consistent with applicable law. Buyer shall use best efforts to retain all Offered Employees who choose to be employed by Buyer for no less than six (6) months, except to the extent any such Offered Employee is terminated by Buyer for cause, poor performance, or other reasonable purposes. Seller shall provide Buyer access to its personnel records and personnel files, and shall provide such other information, regarding the Offered Employees as Buyer may reasonably request to the extent permitted by applicable Law. Effective as of immediately before the Closing, Seller shall terminate the employment of its employees who are Offered Employees. Buyer shall assume and/or become the sponsor of the Seller H&W Plans (collectively, the “Employee Obligations”). For the avoidance of doubt regarding the Sponsored Employees, the Acquired Assets and Assumed Liabilities comprise the essential rights and obligations of Seller necessary for Buyer to carry on the Business post-closing in the same manner as carried on by Seller prior to Closing. Buyer or its affiliates shall: (i) offer COBRA coverage to Seller employees who were covered under Seller H&W Plans immediately prior to the Closing Date and do not become employees of Buyer upon the Closing Date; and (ii) provide notice to any individual who was enrolled in COBRA coverage under Seller H&W Plans immediately prior to the Closing Date specifying the maximum period of COBRA coverage available to the individual through Buyer after the Closing Date (such maximum period subject to earlier termination as may be permitted under COBRA), in each case, provided that Seller has provided Buyer with information necessary for Buyer to make such offers and provide such notice.

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(b)       Seller shall be solely responsible for any liability, claim or expense with respect to employment, immigration status, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the Benefit Plans) owed to any current or former employee, officer, director, member, partner or independent contractor of Seller (or the beneficiary of any such individual) whether or not such individual becomes an employee of Buyer, that arises out of or relates to the provision of services to or on behalf of, or the employment relationship between, Seller and any such individual or the termination of such relationship or provision of services on or before the Closing Date, including, for the avoidance of doubt, any liability, claim or expense with respect of the immigration status and related filings by Seller related to the Sponsored Employees on or before the Closing Date. Without limiting the foregoing, Seller shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, director, member, partner or independent contractor as a result of the termination of such individual by Seller or the transactions contemplated by this Agreement, including, for the avoidance of doubt, any change in control bonus payments pursuant to any employee and Seller or any similar payment pursuant to any agreement existing on or before the Closing Date. Buyer or its affiliates shall be responsible for any health care continuation coverage, which shall be substantially equivalent to such coverages available from Seller to the Offered Employee immediately prior to Closing, for any Offered Employee (and their qualified beneficiaries) who terminates employment with the Buyer or such affiliate after the Closing Date.

(c)       Notwithstanding anything to the contrary contained herein, Buyer shall indemnify, defend, protect and hold Seller and Founder harmless from and against any and all liabilities, including but not limited to payment of reasonable attorney’s fees or costs, whether or not prosecuted to judgment, with respect to or arising out of any claim, liability, demand, tax, penalty or other obligation of any kind or manner whatsoever regarding the Employee Obligations, employee compensation and employment matters of any kind applicable to events or alleged events that occurred subsequent to the Closing Date. Buyer shall not be liable or responsible for the payment of any salaries or the withholding for any state or federal income taxes, state disability taxes, workmen’s compensation insurance or other pay, or for the payment of any accrued salaries, bonuses, sick pay, vacation pay or fringe benefits with respect to such employees for services performed on or before the Closing Date.

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(d)       The provisions of this Section 5.5 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Buyer or Seller to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Offered Employee). Nothing herein, expressed or implied, shall confer upon any employee (including any Offered Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

(e)       Buyer shall not take or cause to be taken any action within the ninety (90) days after the Closing that could result in liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Chapter 23 (the “WARN Act”).

5.6           Further Assurances. From time to time after the Closing, Buyer shall, at the request of Seller, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, Seller shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

5.7           Preparation of Audited Financial Statements. From and after the Closing Date, Seller and Founder shall each (a) reasonably cooperate with and assist Buyer in preparation of the audited balance sheets, statements of income, Members’ capital, and cash flows of Seller as of and for the fiscal year ended December 31, 2021, in each case prepared in accordance with GAAP (the “2021 Audited Company Financial Statements”), to be prepared as promptly as reasonably practicable, such that Buyer will be able to comply with its filing obligations under the Securities Exchange Act of 1934 (the “Securities Act”) with respect to the 2021 Audited Company Financial Statements and (b) cause the Seller’s external auditors to furnish any consents required under the Securities Act with respect to the 2021 Audited Company Financial Statements and the Financial Statements, in connection with Buyer’s filings with the Securities Exchange Commission.

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5.8           Benefit Plan Transition. The Parties acknowledge that after the Closing Date, the claims administrator for the Seller H&W Plans may invoice Buyer for claims that constitute Retained Liabilities (e.g., a claim incurred on or prior to the Closing Date). The Buyer may, in its sole discretion, pay any or all such claims, and, if it does, Buyer shall notify Seller of the amount of each such claim paid at reasonable intervals, and Seller shall promptly reimburse Buyer for the amount of each such claim paid, subject to the H&W Cap. For the avoidance of doubt, Seller shall not be liable to Buyer for any amount in connection with any claim under the Seller H&W Plans to the extent such claim was already accounted for in the calculation of Final Indebtedness or on the books and records of Seller as of the Closing Date.

5.9           Qualified Retirement Plans. Seller shall take all commercially reasonable action necessary action to permit the rollover of the account balances of all Offered Employees that accept employment with Buyer under the 401(k) Plan to the Buyer’s 401(k) plan, including any participant loan promissory notes. Assuming loan rollovers into the Buyer’s 401(k) plan are permitted under the terms of such plan, with respect to the rollover of participant loans, Seller will take such actions as are reasonably necessary to (i) confirm that such loans will not default as a result of the transaction, the termination of the 401(k) Plan or the termination of employment by participants in connection with the transaction, and (ii) confirm that loan payments will be accepted by the 401(k) Plan following Closing pending a rollover to the Buyer’s 401(k) plan, and Seller and Buyer will accommodate the loan rollover process for loans which, as of the date of the rollover, are not in default; provided, however, that any such rollover shall be subject to such administrative rules and procedures as may be mutually agreeable, the terms of the plans, and receipt of a timely participant election.

5.10         Parent Guarantee. Parent hereby irrevocably, absolutely and unconditionally guarantees to each of the Seller and Founder, as a primary obligor, the due and punctual payment and performance by Buyer of all of Buyer’s obligations under this Agreement, including, without limitation, in payment of the Cash Consideration, Stock Consideration and Seller’s Note pursuant to Section 1.2 hereof in accordance with the terms and conditions of this Agreement and the Ancillary Agreements (the “Guaranteed Obligations”). Should Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Parent hereunder shall become immediately due. This guarantee shall remain in full force and effect pursuant to, and in accordance with, this Agreement. Parent acknowledges that its obligations under this Section 5.10 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Buyer.

5.11         Stockholder Solicitation. For so long as Seller, Founder or any of their respective Affiliates, heirs, successors or assigns, owns any interest in Parent, none of Seller, Founder or any of their respective Affiliates, heirs, successors or assigns shall, and each shall cause their Affiliates not to: (a) directly or indirectly initiate, solicit, seek, knowingly encourage, or knowingly facilitate the making of, any submission or announcement of a matter or proposal (a “Proposal”) at a meeting of Parent’s stockholders, or that constitutes, or could reasonably be expected to lead to, any Proposal, (b) solicit proxies with respect to a Proposal, or (c) initiate a stockholders' vote or action by written consent of Parent’s stockholders with respect to a Proposal, unless and until such Proposal has been recommended for stockholder approval by Parent’s board of directors. Nothing in this provision shall limit any right Seller or Founder have, if applicable, from voting on proposals or matters properly brought before the stockholders of the Parent at an annual or special meeting of the stockholders.

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Article VI.
Tax Matters

6.1           Allocation. Within sixty (60) days after the determination of Final Indebtedness and Final Transaction Expenses pursuant to Section 1.3, Buyer shall prepare and deliver to Seller the allocation (“Allocation”) of the Final Closing Consideration among the Acquired Assets sold by Seller (and the non-competition agreement described in Section 5.3) in a manner that is consistent with the principles set forth on Schedule 6.1. If Seller notifies Buyer in writing within ten (10) days of receipt that Seller objects to one or more items reflected in the Allocation, Buyer and Seller shall negotiate in good faith to resolve such dispute within thirty (30) days thereafter; if Seller does not respond within ten (10) days of receipt, the Allocation as proposed by Buyer shall be deemed approved. If Buyer and Seller are unable to reach final agreement as to the Allocations, any disputed item shall be resolved using the process set forth in Section 1.1(d). If, however, Buyer and Seller reach final agreement as to the Allocation, Buyer, Seller and Shareholder agree to report, as and when required, the Allocation among the Acquired Assets in a manner consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594). Notwithstanding the foregoing, Buyer hereby acknowledges receipt of Seller’s proposed Allocation and agrees that should Buyer’s proposed Allocation provided in accordance with this Section 6.1 differ from Seller’s proposed Allocation, Seller shall be deemed to have validly objected to Buyer’s proposed Allocation without the need for additional written notice.

6.2           Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees imposed by any Authority, if any, imposed upon the transfer of the Acquired Assets hereunder and the filing of any instruments (the “Transfer Taxes”) shall be borne by Seller. Buyer and Seller shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.3           Wage Reporting. Buyer and Seller agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

6.4           Cooperation on Tax Matters. Buyer, Seller, and Founder agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to Seller and the Acquired Assets (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes for any period up to and including the Closing Date, pertaining to Seller and the Acquired Assets, for at least seven (7) years following the Closing Date. At the end of such period, each party shall provide the others with at least thirty (30) days prior written notice before destroying such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

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Article VII.
SURVIVAL AND INDEMNIFICATION

7.1           Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive until date that is fifteen (15) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Capitalization; Title to Membership Interests), Section 3.5 (Subsidiaries), Section 3.8(a) (Title, Condition and Sufficiency of Assets) with respect to matters related to title only, Section 3.23 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority), and Section 4.5 (Brokers) (collectively, the “Fundamental Representations”), shall survive the Closing without limitation; and (ii) the representations and warranties set forth in Section 3.16 (Environmental Matters), Section 3.17 (Employee Benefits Matters), and Section 3.18 (Taxes) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; provided, however, that if there is no statute of limitations applicable to the subject matter of a given Section, then the representations and warranties of such Section shall survive a period of five (5) years. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from Seller to Buyer or from Buyer to Seller, as may be applicable, prior to the expiration of such survival period.

7.2           General Indemnification.

(a)           Subject to the limitations in Section 7.2(c) and Section 7.6, the Seller and Founder shall, jointly and severally, indemnify, defend and hold harmless Buyer and its directors, officers, Affiliates, employees, agents and representatives, from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i)       any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by Seller or Founder in this Agreement or any Ancillary Agreement;

(ii)       any breach of any covenant made by Seller or Founder in this Agreement or any Ancillary Agreement;

(iii)       any Retained Liability;

(iv)       any Transaction Expense; or

(v)       any matters identified on Schedule 7.2(a)(v).

(b)           Subject to the limitations in Section 7.2(c), Buyer shall indemnify, defend and hold harmless the Seller and Seller’s officers, Affiliates, employees, agents and representatives and Founder and Founder’s heirs, successors and assigns from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

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(i)       any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement;

(ii)       any breach of any covenant made by Buyer in this Agreement or any Ancillary Agreement; or

(iii)       any Assumed Liability; provided that there shall be no indemnification under this Section 7.2(b) for any Losses against which Buyer is entitled to indemnification pursuant to Section 7.2(a).

(c)       Notwithstanding the foregoing and subject to the proviso at the end of this paragraph and the terms of this Article VII, (i) Seller shall not be obligated to provide any indemnification for Losses pursuant to claims (other than Third Party Claims) for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i) unless the aggregate amount of Losses incurred by Buyer with respect to such breaches of representations and warranties exceeds $100,000 (the “Basket”), in which case Seller will be liable for all Losses in excess of the Basket, and (ii) Buyer shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than Third Party Claims) for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i), unless the aggregate amount of Losses incurred by Seller with respect to such breaches of representations and warranties exceeds the Basket, in which case Buyer will be liable for all Losses in excess of the Basket. Subject to Section 7.8, the maximum aggregate obligation of (i) Seller and Founder for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i), and (ii) Buyer for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i), shall not exceed $1,500,000 (the “Cap”). Neither the Basket nor the Cap shall apply to Losses arising in respect of claims for misrepresentations and breach of the Fundamental Representations.

(d)       In no event shall the limitations set forth in Section 7.2(c) apply to Losses suffered or incurred by any Indemnified Party as a result of or arising out of, (A) the matters set forth in Sections 7.2(a)(ii) through 7.2(a)(v), or 7.2(b)(ii) or 7.2(b)(iii), or (B) any fraud or intentional misrepresentation by a party. Notwithstanding the foregoing, the covenants of Seller and Founder set forth in Section 5.5(a) are expressly excluded from the de-limitation as to Section 7.2(a)(ii). For the avoidance of doubt, the parties acknowledge and agree that the limitations set forth in Section 7.2(c) shall apply with respect to the covenants set forth in Section 5.5(a).

(e)       For purposes of calculating the amount of any Losses incurred in connection with any such misrepresentation or breach of warranty, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

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7.3           Process for Indemnification.

(a)       A party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party”. A party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party”. Subject to the applicable survival periods set forth above, as soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify such Indemnifying Party shall not relieve such Indemnifying Party of its indemnity obligation, except to the extent such Indemnifying Party is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. The Indemnifying Party shall have the right to retain counsel acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within thirty (30) days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party. The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party.

(b)       The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to the entry of any judgment whereby there is a requirement of the Indemnified Party to make monetary payment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Indemnified Party shall receive a full release of claims as part of such judgement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including reasonable attorneys’ fees) incurred by the Indemnifying Party directly related to the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(c)       If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.

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7.4           Mitigation; Insurance.

(a)       Any Indemnified Party shall mitigate Losses relating to a claim under this Article VII to the extent required by Law.

(b)       All Losses sought by Indemnified Party hereunder shall be net of any insurance proceeds actually received by Indemnified Party with respect to such indemnification claim (net of any increase or retroactive premiums and costs of recovery). If any such proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

7.5           Right of Offset. Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off (the “Set Off Right”) against any payments due and owing from Buyer to Seller, including any principal and interest amounts due under the Seller’s Note, to the extent Buyer has suffered a Loss and has made a good faith claim for indemnity against Seller under this Article VII, provided, however, that at the time of the exercise of any Set Off Right, Buyer shall make a payment equal to the payment otherwise payable to the Seller to the clients’ fund account of the attorney of Buyer until an order or judgment is rendered by a court of competent jurisdiction or such claim is resolved by the written agreement of Buyer and the Seller.

7.6           Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Final Closing Consideration to the extent permitted by applicable Law.

7.7           Release. Except for in connection with (a) amounts due to Seller in connection with the Seller’s Note; and (b) any obligations of Buyer arising under or in connection with this Agreement, each of Seller and Founder hereby releases and forever discharges Buyer and its individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, of any kind, causes of action and Judgments that Seller now has, has ever had or may hereafter have against the respective Releasees, and from any and all obligations, contracts, debts, liabilities and obligations in connection with the Acquired Assets or Assumed Liabilities that any Releasee now has, has ever had or may hereafter have in favor of Seller, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing, including any rights to indemnification or reimbursement from Seller, whether pursuant to their respective certificate of incorporation or bylaws (or comparable documents), contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date.

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7.8          Exclusive Remedy and Source of Indemnification. Notwithstanding anything to the contrary contained herein, with the exception of claims based upon fraud, the indemnification remedies and other remedies provided in this Article VII shall be the sole and exclusive remedies any party hereto may have for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement) and for all causes of action in respect of the consummation of the transactions contemplated hereby, including without limitation claims arising in contract, tort or any other manner, and, further, the Set Off Right shall be the sole and exclusive source of recovery of Losses of Buyer and Parent from Seller and Founder for (a) indemnification pursuant to Section 7.2(a)(i) (other than Fundamental Representations) and (b) the covenants of Seller and Founder set forth in Section 5.5(a).

Article VIII.
MISCELLANEOUS

8.1           Interpretive Provisions.

(a)       Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b)       The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

8.2           Entire Agreement. This Agreement (including the Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof. The parties agree and acknowledge that as of the Closing Date, the Non-Binding Indication of Interest letter, dated February 3, 2022, by and among Buyer, Seller and Founder is terminated.

8.3           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by Seller without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of Seller, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any Affiliate of Buyer, and Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer in connection with the Closing.

8.4           Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

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8.5           Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.6           Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

8.7           Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, when transmission confirmation is received if delivered by facsimile during normal business hours, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to Seller, to:

Periship, LLC
[____________]

[______________]

Attn: Luciano Morra
Email: [___________]

Phone: [____________]

with a copy to:

Green & Sklarz LLC
One Audubon Street
New Haven, CT 06511
Attn: Mark G. Sklarz
Email: [__________________]

Phone: [__________________]

 to Buyer to:

PeriShip Global LLC

75 South Clinton Avenue, Suite 510

Rochester, New York 14604

Attn: Patrick White
Email: [_____________]

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with a copy to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: Alexander R. McClean, Esq.
Email: [__________________]

Phone: [_____________]

or at such other address for a party as shall be specified by like notice.

8.8           Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the Chancery Court of the State of Delaware or in the absence of jurisdiction, any federal court sitting in the State of Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.7 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 8.7, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

8.9           Public Announcements. Neither Seller nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by Law. If a public statement is required to be made by Law, the parties shall consult with each other in advance as to the contents and timing thereof.

8.10         No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

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8.11          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.12          Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

Article IX.
CERTAIN DEFINITIONS

9.1            Defined Terms. The following terms shall have the following meanings:

“Accounting Methods” means the principles, practices, methodologies and procedures, classifications, assumptions, estimation techniques, and judgments used in connection with the preparation of the Financial Statements, so long as such principles, practices, methodologies and procedures are in compliance with the income tax basis of accounting.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreement” means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement. Notwithstanding the foregoing, those certain employment agreements by and between Curt Kole, Jack Wang and Fred G. Volk, III and Buyer shall not be deemed Ancillary Agreements.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act, as amended from time to time, and other similar Laws, (ii) the applicable Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and (iii) all applicable anti-money-laundering, anti-kickback and anti-corruption Laws of any jurisdiction (whether within or outside the United States), including any Law that prohibits or restricts corrupt payments to (A) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (B) any candidate for public or political office; (C) any royal or ruling family member; or (D) any agent or representative of any of those persons listed in foregoing subcategories (A) through (C).

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

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“Balance Sheet” means the balance sheet of Seller as of the Balance Sheet Date, as set forth in the Financial Statements.

“Balance Sheet Date” means March 31, 2022.

“Base Amount” means the cash value of (a) the Cash Consideration, plus (b) the principal amount of the Seller’s Note at Closing, plus (c) the market value of the Stock Consideration based on the 15-day VWAP.

“Business” means the business of specializing in transit management and operational oversight of time and temperature shipments to businesses and consumers.

“Business Data” means all business information and personally identifying information and data (whether of employees, contractors, consultants, customers, clients, consumer or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by Seller.

“Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

“Cash” means, as of any applicable time of determination, Seller’s actual cash (bank) balances, cash equivalents (including cash on hand and deposits in transit), which shall be reduced by any Restricted Cash and marketable securities (net of any breakage costs that would be incurred in connection with the liquidation thereof), in each case, determined in accordance with the accounting principles and policies used in the preparation of the Balance Sheet. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and will include checks, other wire transfers and drafts deposited or available for deposit for the account of Seller.

“Cash Consideration” means $7,500,000.

“Closing Indebtedness” means the Indebtedness as set forth on the Closing Statement.

“Closing Transaction Expenses” means the Transaction Expenses as set forth on the Closing Statement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

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“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to Seller, any IT Systems or any Personal Information: (i) Seller’s own rules, policies, and procedures; (ii) all Laws applicable to Seller; (iii) industry standards applicable to the industry in which Seller operates; and (iv) Contracts to which Seller is a party or otherwise subject.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of Personal Information.

“Disclosure Schedules” means the disclosure schedules attached hereto and made a part hereof.

“Employment Agreements” means each of the employment agreements by and between Buyer and each of the Key Employees attached hereto as Exhibit D.

“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.

“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements and work practices relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, as defined in Section 414 of the Code, or is otherwise required to be aggregated with Seller under Section 414(o) of the Code.

“Estimated Closing Consideration” means an amount equal to the total of (a) the Base Amount, minus (b) the Estimated Indebtedness minus (c) the Estimated Transaction Expenses.

“Estimated Indebtedness” means the Indebtedness as set forth on the Estimated Closing Statement.

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“Estimated Transaction Expenses” means the Transaction Expenses as set forth on the Estimated Closing Statement.

“Final Closing Consideration” means an amount equal to the total of (a) the Base Amount, minus (b) the Final Indebtedness minus (c) the Final Transaction Expenses.

“Final Indebtedness” means the Closing Indebtedness, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

“Final Transaction Expenses” means the Closing Transaction Expenses, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

“Governmental Authority” means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body or Person.

“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under Environmental Law.

“Income Related Taxes” means (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts or windfall profit taxes or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts.

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“Indebtedness” means all principal, interest, premiums, penalties or other obligations related to (a) all indebtedness of Seller for borrowed money, (b) all obligations (contingent or otherwise) of Seller for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) (including notes payable to the sellers of such property or services), (c) all other obligations of Seller evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller, (e) all obligations of Seller as lessee or lessees under leases that have been or should be, in accordance with the Accounting Methods, recorded as capital leases, such excess shall constitute Indebtedness for all purposes under this Agreement, (f) all obligations, contingent or otherwise, of Seller under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all obligations of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by Seller, or in effect guaranteed directly or indirectly by Seller through an agreement (1) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligations or to assure the holder of such obligations against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; provided, that such Indebtedness referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with Accounting Methods, (j) all obligations of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by Seller, even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, (k) all liabilities of Seller under or in connection with any accrued bonuses, deferred compensation bonuses and accrued paid-time off (including all related Taxes, including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to such amounts), including, for the avoidance of doubt, any and all amounts due from Seller pursuant to the Change in Control Agreements, (l) any unfunded capital expenditures committed to by Seller, (m) all unpaid Indemnified Taxes, and (n) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Indebtedness of the type referred to in clauses (a) through (j) above.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, injunction or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other contract with, any Governmental Authorities (in each case whether temporary, preliminary or permanent).

“Key Employees” means each of Kurt Cole, Jack Wang, and Fred Volk.

“knowledge”, “to the knowledge” or “known” and words of similar import means the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the member and management of such Person and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for such Person.

“Laws” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, judgment, order or other legally enforceable determination, decision or requirement of any Authority.

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“Losses” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description, whether for enforcement of rights under this Agreement or otherwise) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement, but shall not include any fees charged by the parties for their time or opportunity cost or that of their employees who are not hired for the specific purpose of prosecuting the claim for such Losses.

“Material Adverse Effect” means a result, occurrence, fact, change or effect which, individually or in the aggregate with any other circumstance or event, has a material and adverse to the business, properties, operations, condition (financial or otherwise), or results of operations of Seller taken as a whole, provided, that in determining whether there has been a “material adverse effect,” any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which Seller does business which conditions do not affect Seller in a materially disproportionate manner shall be disregarded. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

“Offered Employees” means all persons employed by Seller as of the Closing Date and listed in Schedule 9.1(a), including, for the avoidance of doubt, the Sponsored Employees.

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Interim Financial Statements in accordance with the Accounting Methods; and (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Interim Financial Statements in accordance with the Accounting Methods and do not otherwise constitute a breach of or an event of default under any lease.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Act).

“Personal Information” means such term or like terms set forth in any Law that describes, covers or defines data that identifies or can be used to identify individuals or that is otherwise regulated, protected or covered by any Law.

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“Proceeding” means any suit, action, proceeding, assessment, arbitration, audit, hearing or investigation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Representative” means with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to advise, represent or act on behalf of such Person.

“Restricted Cash” means any cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.

“Restricted Territory” means North America.

“Set Off Right” shall have the meaning set forth in Section 7.5.

“Schedule(s)” means one or more schedule included in the Disclosure Schedule.

“Seller Environmental Liabilities” means any and all losses, claims, demands, liabilities, causes of action, damages, costs and expenses, fines or penalties (including without limitation attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against or incurred by Seller or Buyer arising out of or related to (a) any environmental condition first existing or occurring on or prior to the Closing Date or resulting from facts, circumstances or events first existing or occurring on or prior to the Closing Date, including without limitation, (i) the presence, disposal, discharge, release or other handling or management of, or exposure to, Hazardous Substances at, on or in any the Leased Real Property during Seller’s period of occupancy (including, for the avoidance of doubt, any post-Closing migration, movement or continuing discharge, disposal or release of, or exposure to, any Hazardous Substances first present, discharged, disposed or released on or prior to the Closing Date), or (ii) the off-site or on-site transportation, storage, treatment, recycling, other handling, discharge, disposal or release of Hazardous Substances by or on behalf of Seller or any Person under Seller’s or Founder’s control; (b) any violation of, or liability under, any Environmental Law or any Environmental Permit first existing or occurring prior to the Closing Date (including without limitation costs and expenses incurred or required to bring the Leased Real Property, Seller or the Business into compliance with all applicable Environmental Laws and Environmental Permits and any fines, penalties and defense costs incurred by Seller or Buyer) with respect to Seller, the Business, the Leased Real Property or any property now or previously owned, operated, leased or otherwise used by Seller; or (c) any environmental condition or any violation of, or liability under, Environmental Laws or Environmental Permits with respect to the Leased Real Property that arise out of, relate to, or result from any acts or omissions of any Seller, Founder, their Affiliates or any other Person under their control after the Closing Date.

“Sponsored Employees” means all persons employed by Seller as of the Closing Date and listed in Schedule 9.1(b).

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“Stock Consideration” means the aggregate number of restricted shares of common stock of Parent calculated as follows: (x) $1,000,000 divided by (y) the VWAP for the 15-day period beginning prior to and ending on, and including, the Closing Date.

“Tax” means (i) any federal, state, local or non-U.S. income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, premium, windfall profits, environmental assessments, alternative or add-on minimum, custom duties, capital stock, profits, social security (or similar), unemployment, disability, estimated, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any liability described in clause (i) hereof of any other Person whether by contract or under common law doctrine of de facto merger and successor liability or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority within the preceding three (3) years in connection with the determination, assessment, or collection of any Tax paid or payable by Seller or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Transaction Expenses” means (without duplication), (i) the collective amount payable by, or liabilities of Seller or Founder that were incurred by Seller or Founder (if any) to outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including 100% of the costs and expenses of obtaining any third party consents (including customer consents), 100% of the Transfer Taxes and other taxes, fees and charges described in Section 6.2, and 100% of the filing fees incurred by Seller in connection with any filing by Seller with an Authority, and (ii) all liabilities of Seller under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements, and similar obligations that are triggered in whole or in part by the consummation of the transactions contemplated by this Agreement (including all related Taxes, including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to the foregoing items).

“VWAP” means, for the applicable period, the price determined by the first of the following clauses that applies: (a) the average daily volume weighted average price of such stock for such date (or the nearest preceding date) on the NASDAQ (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) or (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of such stock for such date on OTCQB or OTCQX as applicable.

9.2       Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

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2021 Audited Company Financial Statements	5.7
401(k) Plan	2.2(b)(xiii)
Accounts Receivable	3.10(a)
Agreement	Recitals
Basket	7.2(c)
Benefit Plans	3.17
Buyer	Recitals
Cap	7.2(c)
Closing	2.1
Closing Date	2.1
Company	Recitals
Company Shares	Recitals
Confidential Information	5.1
Effective Time	2.1
Environmental Documents	3.16(f)
Environmental Permits	3.16(a)
Equipment Lease	3.8(a)
FedEx	3.25
Financial Statements	3.6
Fundamental Representations	7.1
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Intellectual Property	3.11(a)
Interim Financial Statements	3.6
IT Systems	3.11(b)
Leased Property	3.9(b)
Leases	3.9(b)
Litigation	3.13
Litigation Conditions	8.3
Material Contracts	3.12
Material Owned Intellectual Property	3.11
Non-Compete Period	5.3(a)
Permits	3.15
Proposal	5.11
Releasee	7.7
Securities Act	5.7
Seller	Recitals
Significant Customer	3.24
Taxing Authority	3.18(a)
Third Party Claim	7.3(a)

[Signature page follows.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

PERISHIP GLOBAL LLC

By:	/s/ Patrick White
Name: Patrick White
Title: Chief Executive Officer

VERIFYME, INC.

By:	/s/ Patrick White
Name: Patrick White
Title: Chief Executive Officer

PERISHIP, LLC

By:	/s/ Luciano Morra
Name: Luciano Morra
Title: President and Chief Executive Officer

/s/ Luciano Morra
Luciano Morra

[Asset Purchase Agreement]

Exhibit A

Form of Bill of Sale; Assignment and Assumption Agreement

Exhibit B

Form of Seller’s Note

Exhibit C

Form of Transition Services Agreement

Exhibit D

Employment Agreements